Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of July 21, 2004 among DPL INC., an Ohio corporation (“DPL”), The Dayton Power and Light Companies, an Ohio corporation (“DP&L”; and, collectively with DPL, the “Companies”) and Robert Biggs (“Executive”) under the following circumstances:

A.                                   DPL is a holding company headquartered in Dayton, Ohio, having as its principal subsidiary DP&L.

B.                                     Executive is currently the acting non-executive Chairman of the Board of Directors of the DPL and DP&L;

C.                                     Executive has rendered extraordinary services to the Companies in the preceding months and has had to forgo certain benefits from his prior employer in connection with his employment hereunder; and

D.                                    The Companies and Executive believe that it is in the best interests of the Companies for Executive to assume the duties of Executive Chairman of DPL and DP&L; and

E.                                      Subject to the terms and considerations hereinafter set forth, the Companies wish to employ Executive in the positions set forth herein and Executive wishes to accept such employment.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Employment and Duties.  The Companies hereby employ Executive and Executive hereby accepts such employment, as an executive of the Companies, subject to the terms and conditions set forth in this Agreement.  Executive shall serve as Executive Chairman of the Boards of Directors of DPL and DP&L and shall properly perform such duties as may reasonably be assigned to him from time to time by each such Board of Directors.  If requested by the Companies’ Boards of Directors, Executive shall serve on any committee of the Companies’ Boards of Directors without additional compensation.  During the Term of this Agreement, Executive shall devote such time as Executive and Companies’ Boards of Directors deem necessary for the performance of Executive’s duties hereunder.

Section 2.  Term.  The term of this Agreement (the “Term”) shall commence on May 16, 2004 (the “Effective Date”) and shall continue until the second anniversary of the Effective Date; provided that the Term shall automatically be extended for successive one-year periods unless either party shall give the other at least ninety (90) days written notice of its intention not to extend the Term.

Section 3.  Compensation.  As compensation for his services hereunder, Executive shall receive the following:

(a)                                  Base Salary.  During the Term, the Companies shall pay to Executive an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) for his services hereunder.  Executive’s base salary, as in effect at any time, is hereinafter referred to as the “Base Salary.”  Executive’s Base Salary shall be paid in substantially equal installments on a basis consistent with the Companies’ payroll practices.

(b)                                 Participation in MICP.  For each calendar year during the Term (commencing with calendar year 2004), Executive shall be eligible to receive an annual bonus under the Companies’ Management Incentive Compensation Plan (“MICP”) in an amount, if any, determined by the Board of Directors of DPL in its discretion.

(c)                                  Stock Options.  DPL shall grant to Executive an option to purchase 200,000 common shares of DPL (the “Option”) under the DPL Inc. Stock Option Plan (the “Option Plan”).  The per share exercise price of the Option will be the Fair Market Value (as defined in the Option Plan) on the Effective Date. The Option will become vested and exercisable as to 50% of the shares subject thereto on each of the first two anniversaries of the Effective Date; provided that the Option shall become fully vested and exercisable upon the consummation of a Change of Control (as defined below).  The Option shall be exercisable for a period of five years from the date(s) it becomes vested.  In connection with Executive’s exercise of the Option at any time during which Executive is employed by or serving as a director of either of the Companies, Executive may sell a sufficient number of DPL shares to satisfy any exercise price and income taxes arising in connection with such exercise.  However, Executive agrees that he will hold any DPL shares delivered in connection with the exercise of the Option, which remain after giving effect to the foregoing sentence, until the earlier of (i) the first anniversary of the date of exercise or (ii) the first date on which he is neither an employee nor a director of either of the Companies.

(d)                                 Annuity.  As soon as practicable following the Effective Date, in consideration of the existing pension benefits foregone by Executive to accept employment hereunder, DPL shall purchase an annuity for the benefit of the Executive that provides the Executive with a lifetime annual benefit of $71,000 and that includes a joint and survivor benefit feature that provides thirty [30] percent of the amount of Executive’s annual annuity benefit to his surviving spouse for her lifetime.  In addition, DPL shall pay Executive an amount in respect of any income taxes incurred by Executive as a result of its provision of the annuity to Executive (the “Annuity Taxes”) such that after payment of the Annuity Taxes and any additional taxes as a result of the additional payments provided for in this sentence, Executive is in the same position as if no Annuity

Taxes had been incurred (such a payment in respect of a tax liability by Executive incurred under this Agreement shall hereinafter be referred to as a “Tax Gross Up”).

(e)                                  Benefits.  During the Term, Executive shall be entitled to receive such fringe benefits as are generally made available to non-employee directors of the Companies in accordance with the plans, practices, programs and policies of the Companies in effect from time to time.  In addition, during the Term, the Companies shall provide Executive with a term life insurance policy with a death benefit of $500,000.

Section 4.  Dayton Residence and Automobile.  During the Term, the Companies shall provide, at their expense, such place of residence and automobile for Executive’s use while in Dayton, Ohio as Executive and the Companies may reasonably agree.  In addition, the Companies shall pay Executive a Tax Gross Up in respect of such residence and automobile.

Section 5.  Expenses; Corporate Aircraft.  The Companies shall reimburse Executive for all reasonable out-of-pocket expenses properly incurred by him in connection with the performance of his duties hereunder in accordance with the policies established from time to time by the Companies.  In addition, the Companies shall provide Executive with the use of corporate aircraft in connection with Executive’s travel between Dayton and Executive’s home in Florida and shall pay the Executive a Tax Gross Up in respect of such use.  Other use of corporate aircraft shall be in accordance with the policies of the Companies.

Section 6.  Withholding.  The Companies may withhold from any amounts payable to Executive hereunder such federal, state or local taxes or other amounts as the Companies shall be required to withhold pursuant to applicable law.

Section 7.  Termination.  (a)  Executive’s employment with the Companies may be terminated at any time, with or without Cause, by either the Companies or Executive upon ninety [90] days’ prior written notice; provided this Agreement and Executive’s employment with the Companies may be terminated by the Companies for Cause without prior notice.  In addition, this Agreement and Executive’s employment with the Companies shall automatically terminate upon Executive’s death or Disability.

(b)  Upon the termination of Executive’s employment with the Companies, there shall be no further liability on the part of either party, other than based upon its obligations under this Agreement.

(c)  Any termination of Executive’s employment with the Companies, other than due to Executive’s death or due to expiration of the term, shall be communicated by a Notice of Termination. For this purpose, a “Notice of Termination” means a written notice given by the Companies to Executive or by Executive to the Companies which (i) indicates the specific termination provision(s) relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination and (iii) specifies the Date of Termination.

Section 8.  Severance Benefits.  (a)  In the event of termination of Executive’s employment hereunder for any reason, Executive shall be entitled to his Base Salary earned through the Date of Termination and any accrued benefits under any of the Companies’ compensation or benefit plans or arrangements (including, without limitation, this Agreement) in accordance with their terms, including, without limitation, any unpaid bonus payable in respect of a completed fiscal period.

(b)  If the Companies terminate Executive’s employment with the Companies without Cause prior to a Change of Control, then, in addition to the payments and benefits provided for under Section 8(a) and contingent upon execution by Executive of a full and unconditional release of any claims which he may have against the Companies:

(i)                                     the Companies shall pay to Executive as severance compensation a lump sum in cash not later than the fifteenth day after the Date of Termination in an amount equal to the aggregate amount of the Base Salary which would have been payable to Executive during the remainder of the Term;

(ii)                                  the Companies shall, at their expense, continue to provide to Executive benefits substantially equivalent to the benefits required to be provided to him pursuant to Section 3(e) during the remainder of the Term; and

(iii)                               all unvested stock options awarded to Executive under the Stock Option Plan shall become fully vested.

(c)  If Executive’s employment is terminated by the Companies without Cause or due to non-extension of the Term by the Companies, in each case within one year following a Change of Control, then in addition to the payments and benefits provided for under Section 8(a) and contingent upon execution by Executive of a full and unconditional release of any claims which he may have against the Companies:

(i)                                     the Companies shall pay to Executive as severance compensation a lump sum in cash not later than the fifteenth day after the Date of Termination in an amount equal to the sum of: (x) 200% of Executive’s Base Salary, (y) 200% of the annual bonus paid or payable to Executive for the calendar year immediately preceding the year in which the Date of Termination occurs; provided that if executive has not had an opportunity to earn an annual bonus prior to the Date of Termination, the annual bonus amount shall be deemed to be $250,000 for purposes of this clause (y), and (z) any amount payable to Executive pursuant to Section 9;

(ii)                                  the Companies shall, at their expense, continue to provide to Executive benefits substantially equivalent to the benefits required to be provided to him pursuant to Section 3(e) until the second anniversary of the Date of Termination.

(iii)                               all unvested stock options awarded to Executive under the Stock Option Plan shall become fully vested.

Notwithstanding the foregoing or any other provision of this Agreement, if (x) the event constituting a Change of Control is only the commencement of a tender offer, (y) the tender offer is abandoned or terminated and (z) a majority of the Original Directors and/or their Successors (as such terms are defined within the definition of “Change of Control”) determine that the tender offer will not be effectuated or result in a subsequent Change of Control and gives Executive written notice of such determination, then, as to that particular event only, a subsequent termination of employment by the Company will not entitle Executive to the benefits provided for in this Section 8(c). For purposes of this Agreement, termination of employment shall be deemed to have occurred within 12 months following the occurrence of a Change of Control if a Notice of Termination with respect thereto is given within such 12 month period.

Section 9.  Gross-Up Payment.  In the event that any payment pursuant to this agreement or any other agreement will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (“Code”) or any successor or similar provision, the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax on such payments (excluding payments pursuant to this paragraph 9), and after deduction for any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of such payments (excluding payments pursuant to this paragraph 9) before payment of any Excise Tax (hereinafter the “Excise Tax Compensation Net Payment”). For purposes of determining whether any of such payments will be subject to the Excise Tax and the amount of such Excise Tax, any payments or benefits received or to be received by Executive in connection with a Change of Control or Executive’s termination of employment shall be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “excess parachute payments” within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to Executive such payments or benefits do not constitute parachute payments or excess parachute payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay all federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality in which Executive is taxed on the payments giving rise to the Gross-Up Payment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, an amount necessary so that the total payments hereunder equal the Excise Tax Compensation Net Payment, plus interest on the amount of such repayment at a rate equivalent to the rate described in Section 280G (d) (4) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.  The Gross-Up Payment shall be paid not later than the date on which the payments giving rise to the Gross-Up Payment are made, or, if and to the extent such payment is not known or calculable as of such date, as soon as the amount is known and calculable.

Section 10.                                   Indemnification.  The Companies shall indemnify Executive against any and all losses, liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred by Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either of the Companies, by reason of any act or omission to act in connection with the performance of his duties hereunder to the full extent that the Companies are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.  The Companies shall at all times cause Executive to be included, in his capacities hereunder, under all liability insurance coverage (or similar insurance coverage) maintained by any of the Companies from time to time.

Section 11.                                   Legal Expenses.  The Companies shall reimburse Executive in full for all legal fees and expenses reasonably incurred by him in connection with this Agreement (including, without limitation, any such fees and expenses incurred in contesting or disputing any termination of this or related Agreement or in seeking to obtain or enforce any right or benefit provided herein, regardless of the outcome), unless, in the case of a legal action brought by Executive or in his name, a court finally determines that such action was not brought in good faith.

Section 12.  Non-Competition and Confidentiality.  In consideration of the Companies entering into this Agreement and as an inducement for them to do so, Executive agrees that for a period of two years after termination of his employment for any reason, he will not, without the Companies’ prior written consent, directly or indirectly, (i) participate or be interested in any business (aa) which is engaged in Ohio, Indiana, Kentucky, Michigan and/or Pennsylvania in providing (as a public utility or otherwise) electric power or services on a retail and/or wholesale basis or in providing energy marketing, aggregation and/or procurement services, or (bb) which is engaged in any other business being conducted or proposed to be conducted by the Companies; (ii) solicit for employment with himself or any firm or entity with which he is associated, any employee of the Companies or otherwise disrupt, impair, damage or interfere with the Companies’ relationship with their employees; (iii) solicit for his own behalf or on behalf of any other person(s), any customer of the Companies that has purchased products or services from the Companies at any time in the twelve (12) months preceding his Date of Termination or that the Companies are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the companies or which the Companies have known plans to offer; or (iv) engage or be affiliated with any person(s), in the development or marketing, including but not limited to the establishment of product or service prices, of any product or service which will compete with any product or service the Companies are then developing or marketing in any geographic market where the Companies are doing or preparing to do business.

At all times, Executive (i) will keep all confidential, nonpublic and/or proprietary information (including, for example, trade secrets, financial information, customer information and business and strategic plans) of the Companies (regardless of when he became aware of such information) in strict confidence and (ii) will not, directly or indirectly, use or disclose to any person in any manner any of such information, except to the extent directly related to and required by his performance of the duties assigned to him by the Companies.  Executive will take all appropriate steps to safeguard such information and to protect it against unauthorized disclosure, misuse, loss or theft.  Upon termination of his employment, he will promptly return to the Companies, without retaining any copies, all written or computer readable material containing any of such information, as well as all other property and records of the Companies, in his possession or control.

Section 13.  Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Cause” shall mean (a) commission of a felony, (b) embezzlement; (c) the illegal use of drugs, or (d) if no Change of Control has occurred (other than the commencement of a tender offer and/or the entering into of an agreement referred to in clauses (ii) or (iii) of the definition of Change of Control), the failure by Executive to substantially perform his duties with the Companies (other than any such failure resulting from Executive’s physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by written consent of not less than three-fourths of the number of directors then in office (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard at a meeting of the Board of Directors called and held for that purpose), finding that in the good faith opinion of the Board of Directors Executive is guilty of conduct set forth above in clauses (a), (b), (c) or (d) of the first sentence of this definition and specifying the particulars thereof in detail.

“Change of Control” shall mean any change in control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’) as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any ‘person’ (as such term is defined in Sections 13 (d) and 14 (d) (2) of the Exchange Act; hereafter, a ‘Person’) other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof or becomes or commences a tender offer to become the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (A) 15% or more of the combined voting power of the then outstanding securities of DPL or DP&L if the acquisition of such beneficial ownership or such tender offer is not approved by the Board of Directors of DPL prior to the acquisition or the commencement of such tender offer or (B) 50% or more of such combined voting power in all other cases; (ii) DPL or DP&L enters into an agreement to merge or consolidate itself, or an agreement to consummate a ‘combination’ or ‘majority share acquisition’ in which it is the ‘acquiring corporation’ (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the ‘voting power’ of DPL or DP&L or any surviving or new corporation, as the case may be, including ‘voting power’ exercisable on a contingent or deferred basis as well as immediately exercisable ‘voting power’, excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L enters into an agreement to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiary(ies) of DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; (iv) any transaction referred to in (ii) or (iii) above is consummated; or (v) those persons serving as directors of DPL or DP&L on July 1, 2004 (the ‘Original Directors’) and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term ‘Successors’ shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

“Date of Termination” shall mean (a) the date specified in a Notice of Termination or (b) if this Agreement is terminated due to executive’s death or expiration of the Term, the date of such termination.

“Disability” shall mean, for the purposes of this agreement, Executive’s inability to perform the duties required of Executive on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity.

Section 14.  Parties in Interest.  This Agreement is for the sole benefit of the parties and shall not create any rights to any person not a party.  This Agreement is personal and may not be assigned by any party without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties (including the heirs and estate of Executive), but no assignment shall, of itself, relieve any party of its obligations hereunder.

Section 15.  Entire Agreement.  This Agreement sets forth the entire agreement and understandings of the parties in respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

Section 16.  Interpretation.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Words used in this Agreement in the singular number shall include the plural, and vice versa, unless the context requires otherwise.  Words of gender used in this Agreement may be read as masculine, feminine or neuter as the context may require.  The terms “this

Agreement”, “hereto” “herein”, “hereby”, “hereof” and similar expressions refer to this Agreement in its entirety and not to any particular provision or portion of this Agreement.  When a reference is made to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”.

Section 17.  Law Governing.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to its conflicts of laws rules.

Section 18.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 19.  Amendment.  Any amendment to this Agreement or any waiver of rights or any consent hereunder shall not be operative unless it is in writing and signed by the party sought to be charged.

Section 20.  Equitable Relief.  Executive acknowledges that the Companies may be irreparably injured by any breach of Section 12.  Accordingly, the Companies shall be entitled to specific performance and other injunctive relief as remedies for any breach (or threatened breach) of Section 12, in addition to all other remedies available at law or in equity.

Section 21.  Severability.  If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to another party or circumstance shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by applicable law.

Section 22.  Waiver.  The failure or delay on the part of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.  No right or remedy herein conferred upon or reserved to any party is intended to be exclusive of any other right or remedy and all such rights and remedies shall be cumulative.

Section 23.  No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of Executive from the other employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DPL INC.

By:
Its:	/s/ Chief Executive Officer

Robert Biggs

W August Hillenbrand
Vice Chairman